EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Theresa Womble (913-344-9362)
Chief Financial Officer	Director of Investor Relations

Compass Minerals Reports Strong Third-Quarter Earnings Growth
Company Records Significant Insurance Settlement Gain

OVERLAND PARK, Kan. (October 27, 2014) – Compass Minerals (NYSE: CMP) announces the following results of its third-quarter 2014 operations:

•
Net earnings rose to $87.9 million, or $2.60 per diluted share, from $15.4 million, or $0.46 per diluted share, in the third quarter of 2013. These results include a gain from the final insurance settlement related to a 2011 tornado that struck the company’s operations in Goderich, Ontario. Excluding this special item, net earnings in the current quarter were $27.3 million, or $0.81 per diluted share.

•	Higher sales volumes and improved average selling prices in both the salt and plant nutrition segments lifted total sales to $240.5 million from $184.7 million in the prior year.

•	Operating earnings totaled $123.0 million compared to $23.1 million in the 2013 quarter. The 2014 result includes a pre-tax gain of $83.3 million from the Goderich tornado insurance settlement.

•	Adjusted EBITDA* rose to $59.7 million from $41.1 million in the third quarter of 2013 primarily as a result of higher year-over-year price realization and sales volumes.

“A rebound in pre-season deicing demand coupled with improved pricing drove strong salt segment results this quarter, while our plant nutrition business continues to benefit from strong demand for its differentiated products,” said Fran Malecha, Compass Minerals president and CEO.  “Additionally, the gain we reported from the Goderich tornado insurance settlement marks a full recovery of the insurable losses we incurred. Our attention continues to be on executing the initiatives which will further increase our profitability as well as our ability to respond to market opportunities and weather variability.”

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales	$240.5	$184.7	$849.1	$742.2
Sales less shipping and handling costs (product sales)	$183.0	$140.3	$616.1	$542.2
Operating earnings(a)	$123.0	$23.1	$203.4	$105.3
Operating margin(a)	51%	13%	24%	14%
Net earnings	$87.9	$15.4	$137.4	$72.4
Net earnings, excluding special items(b)	$27.3	$15.4	$81.9	$72.4
Diluted earnings per share	$2.60	$0.46	$4.07	$2.15
Diluted earnings per share, excluding special items(b)	$0.81	$0.46	$2.27	$2.15
EBITDA(a)(b)	$146.1	$41.2	$259.7	$161.9
Adjusted EBITDA(b)	$59.7	$41.1	$177.3	$158.7
(a)
The three and nine months ended September 30, 2014 includes a pre-tax gain of $83.3 million from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(b)	These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Sales of salt products increased $32.8 million, or 23 percent, from third-quarter 2013 results due to improved average selling prices and higher sales volumes when compared to the prior-year period. The average selling price for highway deicing products jumped 20 percent from prior-year results, while consumer and industrial sales prices rose 8 percent. Healthy pre-season restocking orders of deicing products pushed sales volumes up 12 percent for consumer and industrial products and five percent for highway deicing products. Strong North American demand for highway deicing salt was partially offset by lower year-over-year sales of rock salt to chemical customers and reduced demand in the U.K. following a very mild winter in that region.

Salt segment EBITDA increased $91.5 million to $128.1 million in the third quarter of 2014. This result includes an $82.3 million gain from insurance proceeds resulting from the 2011 Goderich tornado.  Excluding this benefit, salt segment EBITDA was $45.8 million, which was 25 percent higher than the 2013 results.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales	$175.4	$142.6	$647.3	$597.4
Sales less shipping and handling (product sales)	$123.8	$102.4	$435.6	$412.4
Operating earnings*	$116.7	$25.4	$187.0	$106.5
Operating margin*	67%	18%	29%	18%
Adjusted Segment EBITDA	$45.8	$36.6	$138.2	$139.2
Sales volumes (in thousands of tons):
Highway deicing	1,460	1,392	7,192	6,907
Consumer and industrial	612	544	1,823	1,581
Total salt	2,072	1,936	9,015	8,488
Average sales prices (per ton):
Highway deicing	$57.19	$47.83	$53.24	$53.77
Consumer and industrial	$150.16	$139.61	$145.04	$142.94
Total salt	$84.65	$73.64	$71.80	$70.38
*The three and nine months ended September 30, 2014 include an $82.3 million gain  from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

PLANT NUTRITION SEGMENT

Plant nutrition segment sales rose to $62.7 million, which was a 60 percent improvement from the 2013 quarter. Demand for the company’s sulfate of potash products improved significantly from the prior-year period when the company’s sales volumes were suppressed because growers delayed purchases due to price uncertainty throughout much of the broader fertilizer market. Average selling prices for the company’s plant nutrition products improved $90 per ton from the 2013 quarter due to increased sulfate of potash prices and the inclusion of higher-priced Wolf Trax® micronutrient products.

Plant nutrition segment EBITDA surged 69 percent from 2013 results to $26.1 million. The increase was driven by improved average selling prices and volumes partially offset by higher year-over-year per-unit product costs and higher sales and marketing expenses.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales	$62.7	$39.1	$194.4	$137.2
Sales less shipping and handling (product sales)	$56.8	$34.9	$173.1	$122.2
Operating earnings	$19.0	$9.6	$53.2	$39.0
Operating margin	30%	25%	27%	28%
Segment EBITDA	$26.1	$15.4	$73.2	$56.6
Sales volume (in thousands of tons)	86	61	291	217
Average sales price (per ton)	$736	$646	$669	$631

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative expenses were $26.8 million, a $4.1 million increase from prior-year results. This increase was driven by the higher sales and marketing expenses associated with the micronutrient business as well as greater variable compensation costs in the 2014 period.

Other income in the 2014 quarter increased $3.0 million from the prior-year period primarily as a result of foreign exchange gains.

Cash flow from operations was $129.7 million for the nine months ending September 2014 compared to $142.1 million for the 2013 period.

OUTLOOK

The company’s current outlook remains consistent with prior guidance for both the salt and plant nutrition businesses.

Assuming average winter weather events, the company anticipates total salt segment sales volumes of four million tons for the fourth quarter of 2014. Average selling price for all salt products in the fourth quarter is expected to increase approximately 15 percent from 2013 results. The expected price improvement is principally driven by the results of the recently completed bidding process for 2014-2015 North American highway deicing contracts. On average, contract pricing for Compass Minerals’ awarded bids increased approximately 25 percent from the 2013 bid season.

Operating margin percentage for the salt segment is expected to expand to between 26 and 28 percent in the fourth quarter, as improved pricing and lower production costs should more than offset the impact of purchased salt and the higher logistics costs which are impacting manufacturers throughout North America.

The company expects positive market fundamentals for specialty plant nutrients to continue for the remainder of 2014. The company anticipates fourth-quarter plant nutrition segment sales volumes of sulfate of potash and micronutrients to total 90,000 to 100,000 tons at average selling prices between $725 and $750 per ton. With consistent operating rates and the continued use of potassium chloride to supplement pond-based production, the company expects to generate an operating margin between 28 and 30 percent in the fourth quarter of 2014.

A summary of Compass Minerals’ third-quarter performance and current outlook is available on the company’s website at www.CompassMinerals.com/Presentations.

Compass Minerals

Conference Call

The company will discuss its results on a conference call tomorrow morning at 10:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009.  Callers must provide the conference ID number 1500717. Outside of the U.S. and Canada, callers may dial (913) 643-4075.  Replays of the call will be available on the company’s website for two weeks.  An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 1500717.  Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that address nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”). Both EBITDA and adjusted EBITDA are non-GAAP financial measures used to evaluate the operating performance of the company’s core business operations. Our resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA

Compass Minerals

exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following table.

Excluding special items from net earnings and adjusted EBITDA is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. The 2014 special items include charges associated with early redemption of the company’s senior notes due in 2019 in the June quarter and a gain in the September quarter from an insurance settlement resulting from the tornado that struck the company’s salt mine and evaporated salt plant in Goderich, Ontario, in August 2011.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net earnings	$87.9	$15.4	$137.4	$72.4
Interest expense	5.5	4.4	14.4	13.2
Income tax expense	32.7	3.4	50.7	22.9
Depreciation, depletion and amortization	20.0	18.0	57.2	53.4
EBITDA	$146.1	$41.2	$259.7	$161.9
Adjustments to EBITDA:
Gain from insurance settlement(1)	(83.3)	−	(83.3)	−
Other (income) expense(2)	(3.1)	(0.1)	0.9	(3.2)
Adjusted EBITDA	$59.7	$41.1	$177.3	$158.7

(1)
In the three and nine months ended September 30, 2014, the company recorded an $83.3 million gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net earnings	$87.9	$15.4	$137.4	$72.4
Gain from insurance settlement, net of taxes (1)	(60.6)	−	(60.6)	−
Costs of early debt redemption, net of taxes(2)	−	−	5.1	−
Net earnings, excluding special items	$27.3	$15.4	$81.9	$72.4

(1)
In the three and nine months ended September 30, 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million ($5.1 million after applicable income taxes).

Compass Minerals

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30		Nine months ended September 30,
	2014	2013	2014	2013
Segment Operating Earnings	$116.7	$25.4	$187.0	$106.5
Depreciation, depletion and amortization	11.4	11.2	33.5	32.7
Segment EBITDA	$128.1	$36.6	$220.5	$139.2
Adjustments to EBITDA:
Gain from insurance settlement (1)	(82.3)	−	(82.3)	−
Adjusted Segment EBITDA	$45.8	$36.6	$138.2	$139.2

(1)
In the three and nine months ended September 30, 2014, the company reported a gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Segment Operating Earnings	$19.0	$9.6	$53.2	$39.0
Depreciation, depletion and amortization	7.1	5.8	20.0	17.6
Segment EBITDA	$26.1	$15.4	$73.2	$56.6

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Sales	$240.5	$184.7	$849.1	$742.2
Shipping and handling cost	57.5	44.4	233.0	200.0
Product cost	33.2	94.5	336.5	363.2
Gross profit	149.8	45.8	279.6	179.0

Selling, general and administrative expenses	26.8	22.7	76.2	73.7
Operating earnings	123.0	23.1	203.4	105.3

Other (income) expense:
Interest expense	5.5	4.4	14.4	13.2
Other, net	(3.1)	(0.1)	0.9	(3.2)
Earnings before income taxes	120.6	18.8	188.1	95.3
Income tax expense	32.7	3.4	50.7	22.9
Net earnings	$87.9	$15.4	$137.4	$72.4

Basic net earnings per share	$2.60	$0.46	$4.07	$2.15
Diluted net earnings per share	$2.60	$0.46	$4.07	$2.15
Cash dividends per share	$0.60	$0.545	$1.80	$1.635

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,575	33,469	33,542	33,378
Diluted	33,601	33,484	33,566	33,402

(1)
Excludes participating securities. Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 209,000 and 214,000 participating securities for the three and nine months ended September 30, 2014, respectively, and 275,000 and 305,000 participating securities for the three and nine months ended September 30, 2013.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$220.0	$159.6
Receivables, net	145.3	211.9
Inventories	217.8	180.7
Other current assets	27.8	25.2
Property, plant and equipment, net	691.3	677.3
Intangible and other noncurrent assets	244.3	150.1
Total assets	$1,546.5	$1,404.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	166.3	253.7
Long-term debt, net of current portion	623.5	474.7
Deferred income taxes and other noncurrent liabilities	136.8	118.3
Total stockholders' equity	616.0	554.2
Total liabilities and stockholders' equity	$1,546.5	$1,404.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2014	2013
Net cash provided by operating activities	$129.7	$142.1

Cash flows from investing activities:
Capital expenditures	(83.5)	(83.1)
Acquisition of a business	(86.5)	-
Insurance receipts for investment purposes, Goderich tornado	19.4	11.9
Other, net	3.1	2.5
Net cash used in investing activities	(147.5)	(68.7)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	250.0	-
Principal payments on long-term debt	(101.4)	(2.9)
Premium and other payments to refinance debt	(5.5)	-
Deferred financing costs	(4.1)	-
Dividends paid	(60.6)	(54.9)
Proceeds received from stock option exercises	6.1	10.6
Excess tax benefits (deficiencies) from equity compensation awards	(0.2)	0.7
Net cash provided by (used in) financing activities	84.3	(46.5)

Effect of exchange rate changes on cash and cash equivalents	(6.1)	(3.1)

Net change in cash and cash equivalents	60.4	23.8
Cash and cash equivalents, beginning of the year	159.6	100.1

Cash and cash equivalents, end of period	$220.0	$123.9

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended September 30, 2014	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$175.4	$62.7	$2.4	$240.5
Intersegment sales	0.3	1.5	(1.8)	–
Shipping and handling cost	51.6	5.9	–	57.5
Operating earnings (loss)(b)	116.7	19.0	(12.7)	123.0
Depreciation, depletion and amortization	11.4	7.1	1.5	20.0
Total assets (as of end of period)	970.1	517.7	58.7	1,546.5

Three Months Ended September 30, 2013	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$142.6	$39.1	$3.0	$184.7
Intersegment sales	0.1	1.6	(1.7)	–
Shipping and handling cost	40.2	4.2	–	44.4
Operating earnings (loss)	25.4	9.6	(11.9)	23.1
Depreciation, depletion and amortization	11.2	5.8	1.0	18.0
Total assets (as of end of period)	842.0	393.0	77.3	1,312.3

Nine Months Ended September 30, 2014	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$647.3	$194.4	$7.4	$849.1
Intersegment sales	0.7	4.7	(5.4)	–
Shipping and handling cost	211.7	21.3	–	233.0
Operating earnings (loss) (b)	187.0	53.2	(36.8)	203.4
Depreciation, depletion and amortization	33.5	20.0	3.7	57.2

Nine Months Ended September 30, 2013	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$597.4	$137.2	$7.6	$742.2
Intersegment sales	0.6	4.5	(5.1)	–
Shipping and handling cost	185.0	15.0	–	200.0
Operating earnings (loss)	106.5	39.0	(40.2)	105.3
Depreciation, depletion and amortization	32.7	17.6	3.1	53.4

(a)
Includes corporate entities, the records management business, other incidental business operations and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.

(b)
The salt segment and corporate and other include a gain of $82.3 million and $1.0 million, respectively, in the three and nine months ended September 30, 2014 resulting from an insurance settlement related to a tornado at its salt facilities in Goderich, Ontario in August 2011.